Exhibit 10.68

January 28, 2014

RPL and Associates, LLC

231 Larkspur Avenue

Corona del Mar, Ca. 92625

ATT: Renee Pepys Lowe

Dear Renee:

This consulting agreement is between RPL and Associates, LLC (as “Consultant”) as a consultant to Kid Brands, Inc. (the “Company”) on the terms set forth below (“Agreement”). You acknowledge that Renee Pepys Lowe (the “Consultant Executive”) is member and President of Consultant.

The terms of our consulting arrangement are as follows:

Position:	Consultant (independent contractor)

Reports To:	Chief Executive Officer of the Company (“Company CEO”)

Start Date:	February 3, 2014

Fee:	$100,000, payable in arrears in 24 equal semi-monthly installments during Term and pro-rated for any partial month in the event of early termination.

Term:	One year; may be terminated by either party at any time on thirty (30) days’ notice. Fees shall be pro-rated through the date of termination and shall cease thereafter.

Responsibilities:	Provide consulting services to the Company as reasonably requested by the Company, currently expected to average 1-2 days per week. Activities are expected to include assisting in maintaining good relationships with key strategic partners, including Babies ‘R’ Us and Carter’s, and assisting on other strategic projects TBD. In discharging such responsibilities, Consultant shall advise all such parties, as Consultant deems appropriate, of Consultant’s consulting relationship with the Company (and termination of Consultant Executive’s status as an officer and employee). Because this is a personal service agreement, unless Consultant obtains the Company CEO’s prior written consent, the Consultant must designate the Consultant Executive to personally perform all consulting services under this Agreement.

RPL and Associates, LLC

January 28, 2014

Expenses:	The Company shall reimburse Consultant for any reasonable travel, hotel and other expenses pre-approved by the Company that are incurred by Consultant in connection with performing services hereunder promptly upon receipt of appropriate documentation. The Company will pay Consultant’s reasonable professional fees and expenses incurred to negotiate and prepare this agreement (and exhibit thereto) up to a maximum amount of $1,000.

Bonus:	In the event that gross margin dollars generated during 2014 from sales either (i) to Babies ‘R’ Us or (ii) from Carter’s licensed products, exceed gross margin dollars attributable to each such account or products during 2013, Consultant shall, in either case, be awarded a cash lump sum bonus of $10,000 respecting each of (i) and (ii) above ($20,000 total potential), provided that such bonus amount, if any, shall be pro-rated in the event of early termination of this Agreement prior to December 31, 2014. The Company may award Consultant an additional discretionary bonus (based on Consultant’s overall performance) of up to $20,000 even if such milestones are not achieved. Any such bonus shall be payable following completion of the Company’s financial statements for fiscal year 2014 at such time as bonuses are payable to Company employees generally.

Protective Covenants:	As an inducement for the Company to enter into this Agreement, the Employment Agreement previously entered into between the Company and the Consultant Executive, dated September 12, 2012 (the “Employment Agreement”), is terminated in connection with the Consultant Executive’s resignation from all positions with the Company and its affiliates effective as of the date hereof (except as otherwise provided in this Agreement). Notwithstanding the foregoing, the Consultant Executive individually, agrees that the provisions of Paragraphs 7 and 8 of the Employment Agreement shall continue in full force and effect during the Term of this Agreement (and thereafter, pursuant to their terms), to the extent Consultant or Consultant Executive continues to provide services to the Company under this Agreement or other agreement or understanding with the Company. Consultant and Consultant Executive each acknowledge and agree that neither the Consultant nor the Consultant Executive is entitled to any payments pursuant to Paragraph 6 of the Employment Agreement (other than salary, any accrued but unused vacation pay, any unreimbursed business expenses and any benefits to which Consultant Executive is entitled pursuant to the terms of the applicable Company employee benefit plan in which she participated immediately prior to her employment termination, in each case through the final date of her prior employment with the Company).

RPL and Associates, LLC

January 28, 2014

Benefits:	During the Term hereof, other than the compensation provided for herein, the Company will not provide the Consultant or Consultant Executive with any benefits, nor will the Consultant or Consultant Executive be entitled to participate in any of the Company’s benefit plans. In addition, as of the date hereof: (i) all of Consultant Executive’s monies, vested and/or unvested, in the Company’s 401(k) plan, if any, shall be treated in accordance with the terms, conditions and provisions of such plan; and (ii) Consultant Executive’s unvested equity awards from the Company shall be forfeited, and any vested equity awards shall remain exercisable only pursuant to the original terms thereof.

Indemnification:	As an inducement for the Consultant to enter into this Agreement, the Company confirms that the Consultant Executive, as a former executive officer of the Company and certain of its affiliates, shall remain entitled to indemnification under the Company’s or such affiliates’ organizational documents (or any written agreement governing indemnification) to the same extent and upon the same conditions as active officers of the Company or such affiliates are entitled to indemnification and shall remain entitled to the benefit of any directors and officers insurance coverage maintained by the Company or such affiliates on the same terms and conditions as any current or former officer of the Company or such affiliates, in each case with respect to acts or events occurring during the course of or in connection with the Consultant Executive’s former employment with the Company or such affiliates.

Other:	The Consultant acknowledges that, during the Term, its relationship with the Company will be that of an independent contractor, and not that of an employee or an agent of the Company. Neither Consultant nor the Consultant Executive shall have any authority to bind the Company or to represent itself or herself as an officer or employee of the Company. Consultant’s communications in discharging Consultant’s consulting duties shall not be through Company e-mail or telephone service. While the Company acknowledges that the Consultant is an independent contractor and does not intend to make any withholdings, the Company reserves the right to withhold payroll taxes and other amounts to the extent required by applicable law. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by Consultant and a duly authorized employee of the Company. This Agreement is binding upon and shall inure to the benefit the Company and its successors and permitted assigns. This Agreement, and the rights and obligations under this Agreement, may not be assigned by the Consultant. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument.

RPL and Associates, LLC

January 28, 2014

Release of Claims:	As a further inducement for each of the Company and the Consultant to enter into this Agreement, the Company and the Consultant Executive, individually, shall enter into a Mutual Release of Claims in accordance with the form thereof attached as Exhibit A.

Renee, I look forward to RPL and Associates, LLC’s assistance as a consultant for the Company.

Very truly yours,

/s/ Raphael Benaroya
Raphael Benaroya
Chairman, President and CEO
Kid Brands, Inc.

RPL and Associates, LLC has read and accepts the consulting offer pursuant to the terms of this Agreement:

RPL and Associates, LLC

By:	/s/ Renee Pepys Lowe
Renee Pepys Lowe, a member

Date: 1/29/14

I have read and accept the consulting offer pursuant to the terms of this Agreement:

/s/ Renee Pepys Lowe
Renee Pepys Lowe, as Consultant Executive

Date: 1/29/14

Exhibit A

MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement, dated 2/3, 2014 (the “Release”) between Kids Line, LLC (“KidsLine”), CoCaLo, Inc. (“CoCaLo”) and Kid Brands, Inc. (“Kid Brands” and together with KidsLine and CoCaLo, the “Company”) and Renee Pepys Lowe (the “Employee”), is entered into in connection with Employee’s resignation of employment.

WHEREAS, the Employee and the Company entered into an employment agreement dated September 12, 2012 (“Employment Agreement”);

WHEREAS, the Employee has resigned her employment with the Company; and

WHEREAS, each of the Employee and the Company desire to enter into this Mutual Release Agreement;

NOW, THEREFORE, in consideration for the payment of $1.00 and the agreement of the parties to enter into a consulting agreement contemporaneously herewith, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

1. SEPARATION

A. The Employee hereby resigns her employment and all positions she currently holds with the Company and any business unit of the Company, effective immediately.

B. Regardless of whether the Employee signs and returns this Release, the Employee will be (and/or has been) paid for her accrued salary, accrued unused vacation, unreimbursed business expenses incurred through her termination date in accordance with applicable policy and her vested benefits under applicable employee benefit plans in which she participated immediately prior to her resignation. In addition, the Employee and her covered dependents will be allowed to continue as a member of the Company’s current group medical insurance plan for the applicable period in accordance with applicable law (i.e., COBRA), provided that the Employee timely elects such coverage and pays all premiums for such coverage.

C. The Employee acknowledges that she has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which the Employee may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to the Employee except as may be provided herein. In addition, the Employee acknowledges that the consideration set forth herein exceeds any payments and/or benefits to which she may be entitled in any agreement, verbal or written, as well any employment or personnel policy, procedure or handbook, which may be applicable to a resignation of employment, and that she would not be entitled to this consideration absent her promises set forth herein.

2. GENERAL RELEASE OF ALL CLAIMS

A. In exchange for the above-referenced consideration, the Employee hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Employee ever had, now has or may have as of the date of the Employee’s execution of this Release, against the Company, its members or stockholders, parents, subsidiaries, affiliates, successors and assigns and their respective officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (the “Releasees”), whether or not arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services, including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the federal Civil Rights Acts of 1866, 1871, 1964, Sections 1981-1988 of Title 42 of the United States Code, the Fair Credit Reporting Act, the Occupational Health and Safety Act, the Employee Polygraph Protection Act, the Immigration Reform Control Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Federal False Claims Act, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the California Fair Employment and Housing Act, the California Business & Professions Code, the California Labor Code, the Unruh Civil Rights Act, the California Civil Code, the California Family Rights Act, the California Whistleblower Statute, the California WARN Act, the California Government Code, the retaliation provisions of California’s Workers Compensation Law, the retaliation provisions of the California State Wage and Hour Laws, the California State Wage and Hour Laws; (ii) any and all other claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations, ordinances or executive orders; (iii) any and all claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever, or; any and all claims for attorneys’ fees, costs and expenses (collectively, “Claims”). The foregoing provisions of this Paragraph 2(A) to the contrary notwithstanding, Employee (i) does not release any claims that lawfully cannot be waived, (ii) does not release any claims for indemnification and coverage and payment under directors and officers liability insurance in each case pursuant to Section 3(d)(ii)(y) of the Employment Agreement and as applicable during the term of such Employment Agreement, and (iii) shall not affect any vested rights Employee may have under the Company’s employee benefit plans.

B. The Company, on its behalf and on behalf of all of the other Releasees, hereby releases and forever discharges Employee and Employee’s heirs, representatives and successors, from any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim, which the Releasees ever had, now has or may have as of the date of the Company’s execution of this Release against the Employee by reason of any matter, cause or thing whatsoever, including without limitation, any and all claims that may arise under any federal, state or local statutes, regulations, ordinances or common law, or under any policy agreement, contract, understanding or promise, written or oral, formal or informal, between the Company and Employee, as well as to any and all claims in connection with, related to or arising out of Employee’s employment with the Company (collectively, “Company Claims”) ; provided, however, that nothing contained in this Release shall release Employee from any claims for fraud, theft, embezzlement, criminal activity, intentional breach of fiduciary duty or any material breach of the Company’s Code of Business Conduct and Ethics, or contribution action(s) in connection with any such claims (the “Proviso”). The Company confirms that it is unaware of any facts that would give rise to any of the claims against Employee of the nature referenced in the Proviso.

C. Each of the Employee and the Company further waives and relinquishes any rights and benefits which she or it has or may have under California Civil Code § 1542 to the fullest extent that she may lawfully waive all such rights and benefits pertaining to the subject matter of this Release. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by him/her must have materially affected her settlement with the debtor. Each of the Employee and the Company acknowledges that she or it is aware that she or it may later discover facts in addition to or different from those which she or it now knows or believes to be true with respect to the subject matter of this Release, but it is their respective intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in the first paragraph hereof, and that in furtherance of this intention, the releases given in this Release shall be and remain in effect as full and complete general releases to the extent set forth herein, notwithstanding discovery or existence of any such additional or different facts.

D. Additionally, nothing in this Release shall prohibit or restrict the Employee from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization. This Release is also not intended to preclude the Employee from (1) enforcing the terms of this Release; (2) challenging the validity of this Release; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board.

E. This Release shall not impact the EEOC’s rights, responsibilities or abilities to carry out its public duties and shall not impede the Employee’s participation in EEOC procedures and processes, except insofar as it precludes the Employee from recovering any additional monies from the Company. To the extent permitted by applicable law, the Employee agrees to waive her right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on her behalf arising out of or related to her employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on her behalf or on behalf of any class or which she is a member with respect to any of the claims she has waived.

F. The parties have executed this Release with full knowledge of any and all rights they may have, and they hereby assume risk of any mistakes in fact in connection with the true facts involved, or with regard to any additional or different facts which are now unknown to them.

3. APPLICABLE DISCLOSURES AND COOPERATION

The Employee acknowledges that, prior to her termination date, she disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of Company business practices conducted by any government agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that she is otherwise unaware of any wrongdoing committed by any current or former employees of the Company that has not been disclosed. The Employee further agrees to cooperate fully with the Company in connection with any matter arising out of or related her former employment including, but not limited to, any existing or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems the Employee’s cooperation necessary.

4. CONFIDENTIALITY

The Employee hereby reaffirms her continuing obligations under Paragraph 7 and 8 of the Employment Agreement.

The Employee represents that she has returned to the Company all confidential, proprietary and non-public materials, or any other property of the Company, in her possession, other than such information as the Company has permitted the Employee to retain in connection with her provision of consulting services to the Company, provided that Employee shall return all such materials or property immediately upon termination of such consulting services. If the Employee has used her personal equipment for Company business, the Employee acknowledges that she has deleted and purged all Company information from her personal computer equipment (except to the extent that any such information shall be covered by an applicable document preservation request issued to Employee, if any).

5. BINDING EFFECT

This Release is binding on the Employee’s heirs and personal representative and on the successors and assigns of the Company.

6. GOVERNING LAW

This Release shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to conflicts of law principles thereof.

7. REMEDY FOR BREACH AND MODIFICATION

The parties respectively acknowledge that the provisions of this Release are reasonable and necessary for the protection of the other such party and that the other such party may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, the parties mutually agree that, in addition to any other relief or remedies available to a party hereunder, the party shall be entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the offending party from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith unless the petitioning party fails to demonstrate to an appropriate court having jurisdiction that it has a likelihood of success on the merits.

8. SEVERABILITY

If any provision of this Release is deemed invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. The remainder of this Release shall continue in full force and effect.

9. COUNTERPARTS

This Release may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

10. ENTIRE AGREEMENT

The parties acknowledge that this Release sets forth the entire agreement between the Employee and the Company, and fully supersedes any and all prior agreements or understandings between the Employee and the Company, if any, pertaining to the subject matter hereof, with the sole exception of Employee’s ongoing obligations pursuant to the terms and conditions of any confidentiality and/or restrictive covenant agreements between the Employee and the Company, the Company’s obligations, through the date of her employment termination, to indemnify and hold the Employee harmless under the Company’s certificate of incorporation, by-laws or applicable law or under applicable directors and officers liability insurance, in respect of the Employee’s acts and omissions to act through the date of her employment termination, and the terms of the consulting agreement entered into by the parties contemporaneously herewith.

11. JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any rights arising out of, this Release may be brought against either of the parties in the courts of the State of California, or if it has or can acquire jurisdiction, the United States District Court for the District of California, and each of the parties hereby consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world, whether within or without the State of California.

12. OPPORTUNITY FOR REVIEW/REVOCATION

The Employee represents and agrees that she:

a.	has reviewed all aspects of this Release;

b.	has carefully read and fully understands all of the provisions of this Release;

c.	understands that in agreeing to this document, she is releasing the Company from any and all claims that she may have against the Company;

d.	knowingly and voluntarily agrees to all terms set forth in this Release;

e.	was advised and hereby is advised in writing to consider the terms of this Release and that she was advised to consult with an attorney of her choice and at her own expense prior to executing the Release;

f.	has not relied on any representation or statement not set forth in this Release;

g.	has a full twenty-one (21) days from the date of acknowledged receipt of this Release to consider whether she will execute this Release;

h.	has a full seven (7) days following the execution of this Release to revoke this Release by notifying the President or Chief Operating Officer of the Company in writing of the revocation, and has been and hereby is advised in writing that this Release shall not become effective or enforceable until the revocation period has expired;

i.	understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. Seq.) that may arise after the date of this Release is executed are not waived; and

j.	has signed this Release voluntarily and entirely of her own free will.

IN WITNESS WHEREOF, the Employee and the Company have signed this Release as of the date first set forth above.

Kid Brands, Inc.

By:	/s/ Raphael Benaroya
Name: Raphael Benaroya
Title: CEO
Dated: 2/3/2014

Kids Line, LLC

By:	/s/ Kerry Carr
Name: Kerry Carr
Title: VP
Dated: 2/7/14

CoCaLo, Inc.

By:	/s/ Kerry Carr
Name: Kerry Carr
Title: VP
Dated: 2/7/14

Employee Signature:	/s/ Renee Pepys Lowe
Renee Pepys Lowe

Dated: 1/29/14